Exhibit (a)(x)

WRITTEN INSTRUMENT DESIGNATING AND ESTABLISHING NEW SERIES

The undersigned, being a majority of the Trustees of The Arbitrage Funds (the “Trust”), acting pursuant to Article VI, Section 6.2(b) of the Trust’s Declaration of Trust, as amended to date, hereby establish new series designated as AltShares Merger Arbitrage ETF and AltShares Event-Driven ETF, with all relative rights and preferences of the existing series of the Trust. The number of beneficial interests in the new series (the “Shares”) shall be unlimited.

Dated as of:  May 19, 2026

/s/ John S. Orrico	/s/ Robert P. Herrmann

John S. Orrico	Robert P. Herrmann

/s John C. Alvarado	/s/ Francis X. Tracy

John C. Alvarado	Francis X. Tracy

* * *

PRESIDENT’S CERTIFICATE

The undersigned, being the duly elected, qualified and active President of The Arbitrage Funds (the “Trust”), hereby certifies that the foregoing instrument designating and establishing new series of the Trust, AltShares Merger Arbitrage ETF and AltShares Event-Driven ETF, has been duly adopted by a majority of the Trustees, and has the status of an amendment to the Trust’s Declaration of Trust, as amended to date (the “Trust Instrument”), pursuant to Article VI, Section 6.2 of the Trust Instrument.

Dated as of:  May 19, 2026

/s/ John S. Orrico

John S. Orrico, President